JOINT FILING AGREEMENT

           WHEREAS, the statement or amended statement of Schedule 13G (the "Joint Statement") to which this joint filing agreement (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

           WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons in accordance with Rule 13d-1(k)(1);

           NOW THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

1.	Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

2.	Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

3.	None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

4.	The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

5.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

           Dated as of: November 9, 2001

UBS PAINEWEBBER INC.

By: /s/ Regina A. Dolan
      Name: Regina A. Dolan
      Title: Executive Vice President

UBS AMERICAS INC.

By: /s/ Regina A. Dolan
      Name: Regina A. Dolan
      Title: Managing Director

UBS AG

By: /s/ Regina A. Dolan
      Name: Regina A. Dolan
      Title: Member of the Group Managing Board

[SIGNATURE PAGE TO JOINT FILING AGREEMENT]